Exhibit 99.1

QUARTERLY REPORT

for the period ended 30 September 2017

FINANCIAL HIGHLIGHTS

-	Average net production for the quarter ended 30 September 2017 was 623 barrels of oil equivalent per day.

-	Production from the Foreman Butte acquisition decreased from the June quarter value of 64,414 barrels of oil (net production) to 54,580 barrels of oil for the September quarter. Following the volatility in the oil price, the decision was made to not return marginally economic wells to production if they went down with a mechanical issue during the quarter.

-	Estimated oil and gas revenue was US$2.4 million for the quarter (there is generally a two to three month delay between production and the receipt of funds).

-	Oil price differentials in the Williston Basin have continued to improve from $5.00 per barrel for the previous to quarter to approximately $3.00 for the September quarter and are currently indicated to be less than $2.00 per barrel for November.

-	The Company obtained approval for its water flood project in the Home Run Field from the North Dakota Industrial Commission. This project involves injecting produced water into the May’s well such that the reservoir pressure is increased in the oil field, up dip of the injection well. Injection operations commenced October 1st.

-	Production from the Foreman Butte asset decreased due to two key wells that experienced down time during the quarter. The R Field well was down for 28 days, and the Evans well was down for 8 days due to surface facilities issues. In addition we experienced two days of weather related road restrictions.

Prior 12 month production by quarter:

	Q4 2016	Q1 2017		Q2 2017		Q3 2017
OIL, BO	75,306	64,900		66,015		54,580
GAS, MCF	42,637	30,767	*	15,125	*	8,046	*
BOE	82,412	70,027		68,534		56,157
BOEPD	915	778		761		623

* Does not include gas produced for which we have not yet received the revenue.

Estimated net production and revenue:

	OIL Bbls	OIL US$	GAS Mscf	GAS US$	TOTAL US$
June 2017 Quarter	66,015	2,828,794	15,125	56.083	2,884,877
September 2017 Quarter	54,580	2,351,208	8,046	19,153	2,370361

Samson Oil & Gas Limited Level 16, AMP Building, 140 St Georges Terrace, Perth WA 6000 T: +618 9220 9830 F: +618 9220 9820 ABN: 25 009 069 005 ASX: SSN	Samson Oil & Gas USA 1131, 17th Street, Suite 710, Denver Colorado 80202 T: +1 303 295 0344 F: +1 303 295 1961 NYSE: SSN

SAMSON OIL & GAS LIMITED

September 2017 Quarterly Report

Average commodity prices:

	OIL US$/Bbl	GAS US$/Mscf
June 2017 Quarter	$42.85	$3.20
September 2017 Quarter	$43.07	$2.38

In some cases revenue is yet to be received and is therefore an estimate.

LAND

PROJECT	BASIN	STATE	COUNTY	NET ACRES
Hawk Springs	DJ	Wyoming	Goshen	2,291
Roosevelt	Williston	Montana	Roosevelt	2,230
Rainbow	Williston	North Dakota	Williams	294
Foreman Butte	Williston	North Dakota/Montana	Numerous	51,305
South Prairie	Williston	North Dakota	Renville	1,066

PROJECTS

Rainbow Field: Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

Gladys 1-20H

Samson 23% Working Interest

Kraken Operating, LLC, the operator of the Gladys 1-20H well, has been producing this well at an average rate of 45 BOPD and 63 MCFPD during the quarter.

Cane Creek Project: Grand & San Juan Counties, Utah

Pennsylvanian Paradox Formation, Paradox Basin

Samson 100% Working Interest

Samson can exercise its option to lease 8,080 net acres with SITLA (Utah School and Institutional Trust Lands Administration) at a cost of $75 per acre before November 31, 2017. This acreage is located in the heart of the Cane Creek Clastic Play of the Paradox Formation along the Cane Creek anticline in Grand and San Juan Counties, Utah. The primary drilling objective is the over-pressured and oil saturated Cane Creek Clastic interval. Recent reprocessing of the original Potash 3-D seismic survey has improved the image of the subsurface. New prospects have been mapped and can potentially be drilled in the coming year.

Foreman Butte Project: McKenzie & Williams Counties, North Dakota and Richland, Roosevelt, Sheridan Counties, Montana

Mississippian Madison Formation, Williston Basin

Samson 87% Operated Average Working Interest

Samson averaged approximately a gross 800 BOEPD from its operated wells in the Foreman Butte Project this quarter. The production has reduced by 140 BOEPD due to capital constraints leading to a decrease in well workovers. Well recompletions and optimizations are scheduled to resume for the upcoming quarter, subject to a successful capital raise, that will increase the production in the project.

SAMSON OIL & GAS LIMITED

September 2017 Quarterly Report

Samson’s water flood pilot project for the Home Run Field was recently approved by the NDIC and commenced October 1st. The waterflood pilot project utilizes an existing wellbore, the Mays 1-20H, which is located on the flank of the field and is non-economic to produce for oil. The water flood is being used to add pressure to the reservoir which should enhance the recovery of oil. The well performance in the offsetting wells will be monitored to establish the viability of the flood. The water being used is produced formation water so that there is no chemical compatibility issue. In essence the water is being returned to the reservoir from which it originated. Initially this water will be trucked to the injector from the existing producing wells, but may be ultimately be pipelined. This waterflood will allow Samson to turn back on many wells that have been shut-in for the past 2 years. These shut-in wells were previously uneconomic to produce due to high water disposal costs.

The Home Run Field (also known as the Foreman Butte Field) is the largest areal oil field in Samson’s portfolio. It was developed on a 640 acre spacing pattern and our engineering and geologic analyses have determined that only 3.2% of the original oil in place has been recovered to date. Given that oil fields typically recover up to around 20% of their oil in place there would appear to be significant un-developed oil to be recovered from this field.

Accordingly, Samson is planning to drill its first development well late this year or early next year. The first lateral will test the Ratcliffe Formation of the Mississippian Madison Group. Currently 20 Ratcliffe PUD locations identified. The second lateral will test an undeveloped reservoir in the Mission Canyon Formation of the Mississippian Madison Group. This lateral could prove up a new oil field with the potential for many additional well locations (up to 20 vertical wells or 8 drill-out laterals). A 3,500 acre 4-way structural closure has been mapped from an abundance of existing well control in the area. In 2004, the Banks 1-18H well as a dual lateral in both the Ratcliffe and Mission Canyon reservoirs. The Mission Canyon lateral produced hundreds of barrels of oil while the lateral was being drilled. But, the well was completed as just a single lateral in the Ratcliffe zone due to the operator being unable to remove a stuck whipstock that was set above the Mission Canyon lateral in order to drill the Ratcliffe lateral. This stuck whipstock prevented the completion of the Mission Canyon lateral.

LIQUIDITY

Sources of cash for the next quarter are as follows:

US$(’000’s)
Current cash on hand	841
Cash receipts from June quarter oil and gas sales*	700
Sale of inventory in tanks	600
TOTAL	2,141

* Estimate based on realized September quarter production and $49 oil price (indicative of estimated oil pricing), allowing for a one month delay between production and cash receipt.

FINANCIAL

Mutual of Omaha Credit Facility

The term of the facility was also extended to October 2018.

Samson has engaged Parkman Whaling, investment bank to facility the refinance of this facility in order to repay Mutual of Omaha Bank and provide additional working capital for the Company.

Foreign Exchange Rates

The closing A$:US$ exchange rate on 30 September 2017 was $0.7839 The average A$:US$ exchange rate for the quarter was $0.7894.

The Company’s cash position at 30 June 2017 was as follows:

US$(‘000’s)
Cash at bank on deposit	841

SAMSON OIL & GAS LIMITED

September 2017 Quarterly Report

Hedging – to update

Product	Start Date	End Date	Volume (BO/Mmbtu)	Floor $	Ceiling $
WTI	1 April 2017	30 Apr 2018	24,558	41.50	63.00
WTI	1 May 2018	31 Dec 2018	107,800	45.00	56.00
Henry Hub	1 Feb 2017	31 Mar 2017	25,842	2.60	3.35
Henry Hub	1 May 2017	31 Oct 2017	61,456	2.40	2.91
Henry Hub	1 Nov 2017	30 Apr 2018	64,774	2.80	3.60
Henry Hub	1 May 2018	31 Dec 2018	80,850	2.65	2.90

Product	Start Date	End Date	Volume (BO)	Swap Price $
WTI	1 October 2017	31 Dec 2017	35,604	44.09
WTI	1 Jan 2018	30 Apr 2018	39,720	45.55

As at 30 September2017, the value of Samson’s hedging program was ($0.8 million). At 25th October 2017, the value of Samson’s hedging program was also approximately ($0.8 million).

For further information please contact Denis Rakich, Director/Company Secretary, on 08 9220 9882

For and on behalf of the Board of

SAMSON OIL & GAS LIMITED

TERRY BARR Managing Director

Information contained in this report relating to hydrocarbon reserves was compiled by the Managing Director of Samson Oil & Gas Ltd., T M Barr a Geologist who holds an Associateship in Applied Geology and is a fellow of the Australian Institute of Mining and Metallurgy who has 30 years relevant experience in the oil & gas industry.

31 October 2017

SAMSON OIL & GAS LIMITED

September 2017 Quarterly Report

Rule 5.3

Appendix 5B

Mining exploration entity and oil and gas exploration entity quarterly report

Introduced 01/07/96 Origin Appendix 8 Amended 01/07/97, 01/07/98, 30/09/01, 01/06/10, 17/12/10, 01/05/13, 01/09/16

Name of entity
Samson Oil and Gas Limited
ABN	Quarter ended (“current quarter”)
25 009 069 005	30 September 2017

	Consolidated statement of cash flows	Current quarter $US’000	Year to date (3 months) $US’000
1.	Cash flows from operating activities
1.1	Receipts from customers	2,977	2,977
1.2	Payments for
	(a) exploration & evaluation	(3)	(3)
	(b) development	(315)	(315)
	(c) production	(1,434)	(1,434)
	(d) staff costs	(580)	(580)
	(e) administration and corporate costs	(445)	(445)
1.3	Dividends received (see note 3)	-	-
1.4	Interest received	-	-
1.5	Interest and other costs of finance paid	(323)	(323)
1.6	Income taxes paid	-	-
1.7	Research and development refunds	-	-
1.8	Other (provide details if material) Hedging	(126)	(126)
	Abandonment costs	-	-
1.9	Net cash from / (used in) operating activities	(249)	(249)
2.	Cash flows from investing activities
2.1	Payments to acquire:
	(a) property, plant and equipment	(4)	(4)
	(b) tenements (see item 10)	-	-
	(c) investments	-	-
	(d) other non-current assets	-	-

SAMSON OIL & GAS LIMITED

September 2017 Quarterly Report

	Consolidated statement of cash flows	Current quarter $US’000	Year to date (3 months) $US’000
2.2	Proceeds from the disposal of:
	(a) property, plant and equipment	-	-
	(b) tenements (see item 10)	-	-
	(c) investments	-	-
	(d) other non-current assets	-	-
2.3	Cash flows from loans to other entities	-	-
2.4	Dividends received (see note 3)	-	-
2.5	Other (provide details if material)	-	-
2.6	Net cash from / (used in) investing activities	<4>	<4>
3.	Cash flows from financing activities		-
3.1	Proceeds from issues of shares
3.2	Proceeds from issue of convertible notes	-	-
3.3	Proceeds from exercise of share options	-	-
3.4	Transaction costs related to issues of shares, convertible notes or options	-	-
3.5	Proceeds from borrowings	450	450
3.6	Repayment of borrowings
3.7	Transaction costs related to loans and borrowings	-	-
3.8	Dividends paid	-	-
3.9	Other (provide details if material)	-	-
3.10	Net cash from / (used in) financing activities	450	450
4.	Net increase / (decrease) in cash and cash equivalents for the period
4.1	Cash and cash equivalents at beginning of period	645	645
4.2	Net cash from / (used in) operating activities (item 1.9 above)	(249)	(249)
4.3	Net cash from / (used in) investing activities (item 2.6 above)	<4>	<4>
4.4	Net cash from / (used in) financing activities (item 3.10 above)	450	450

SAMSON OIL & GAS LIMITED

September 2017 Quarterly Report

	Consolidated statement of cash flows	Current quarter $US’000		Year to date (3 months) $US’000

4.5	Effect of movement in exchange rates on cash held	(1	)-	(1	)-
4.6	Cash and cash equivalents at end of period	841		841

5.	Reconciliation of cash and cash equivalents at the end of the quarter (as shown in the consolidated statement of cash flows) to the related items in the accounts	Current quarter $US’000	Previous quarter $US’000
5.1	Bank balances	841	841
5.2	Call deposits	-	-
5.3	Bank overdrafts	-	-
5.4	Other (provide details)	-	-
5.5	Cash and cash equivalents at end of quarter (should equal item 4.6 above)	841	841

6.	Payments to directors of the entity and their associates	Current quarter $US'000
6.1	Aggregate amount of payments to these parties included in item 1.2	100
6.2	Aggregate amount of cash flow from loans to these parties included in item 2.3	-
6.3	Include below any explanation necessary to understand the transactions included in items 6.1 and 6.2

Salary

7.	Payments to related entities of the entity and their associates	Current quarter $US'000
7.1	Aggregate amount of payments to these parties included in item 1.2	-
7.2	Aggregate amount of cash flow from loans to these parties included in item 2.3	-
7.3	Include below any explanation necessary to understand the transactions included in items 7.1 and 7.2

SAMSON OIL & GAS LIMITED

September 2017 Quarterly Report

8.	Financing facilities available Add notes as necessary for an understanding of the position	Total facility amount at quarter end $US’000	Amount drawn at quarter end $US’000
8.1	Loan facilities	24,000	23,902
8.2	Credit standby arrangements	-	-
8.3	Other (please specify)	-	-
8.4	Include below a description of each facility above, including the lender, interest rate and whether it is secured or unsecured. If any additional facilities have been entered into or are proposed to be entered into after quarter end, include details of those facilities as well.

Mutual of Omaha Bank credit facility - $23.9m. The interest rate is 5.25% on the reserve based lending facility and the interest rate is 6.5% on the term loan with a balance of $4.0 million. Both loans mature October 2018 and are fully secured against Samson’s oil and gas assets.

9.	Estimated cash outflows for next quarter	$US’000
9.1	Exploration and evaluation	-
9.2	Development	-
9.3	Production	1,000
9.4	Staff costs	450
9.5	Administration and corporate costs	200
9.6	Other (provide details if material)	-
9.7	Total estimated cash outflows	1,650

10.	Changes in tenements (items 2.1(b) and 2.2(b) above)	Tenement reference and location	Nature of interest	Interest at beginning of quarter	Interest at end of quarter
10.1	Interests in mining tenements and petroleum tenements lapsed, relinquished or reduced
10.2	Interests in mining tenements and petroleum tenements acquired or increased

SAMSON OIL & GAS LIMITED

September 2017 Quarterly Report

Compliance statement

1	This statement has been prepared in accordance with accounting standards and policies which comply with Listing Rule 19.11A.
2	This statement gives a true and fair view of the matters disclosed.

Sign here:		Date: 31 October 2017
(Director/Company secretary)

Print name: DENIS RAKICH

Notes

1.	The quarterly report provides a basis for informing the market how the entity’s activities have been financed for the past quarter and the effect on its cash position. An entity that wishes to disclose additional information is encouraged to do so, in a note or notes included in or attached to this report.

2.	If this quarterly report has been prepared in accordance with Australian Accounting Standards, the definitions in, and provisions of, AASB 6: Exploration for and Evaluation of Mineral Resources and AASB 107: Statement of Cash Flows apply to this report. If this quarterly report has been prepared in accordance with other accounting standards agreed by ASX pursuant to Listing Rule 19.11A, the corresponding equivalent standards apply to this report.

3.	Dividends received may be classified either as cash flows from operating activities or cash flows from investing activities, depending on the accounting policy of the entity.